Exhibit 3.2

AMENDMENT NO. 1 TO

THE AMENDED AND RESTATED BY-LAWS

OF

COLUMBIA LABORATORIES, INC.

(the “Corporation”)

Effective April 10, 2015

The Bylaws of the Corporation shall be amended as follows:

The name of the Corporation, as set forth in the title of the Amended and Restated By-Laws, is amended in its entirety to be replaced with the following:

“JUNIPER PHARMACEUTICALS, INC.”

All of the other provisions of the Amended and Restated By-Laws shall remain in full force and effect.

* * * * *

Adopted by resolution of the Board of Directors of the Corporation, the 26th day of March, 2015.

/s/ George O. Elston
George O. Elston, Secretary